APPENDIX B

CUSTODY AGREEMENT

The following open-end management investment companies (“Funds”) are hereby made parties to the Custody Agreement dated June 1, 2017, with UMB Bank, n.a. (“Custodian”) and The Chartwell Funds as assigned, effective July 1, 2022, to Carillon Series Trust, and such Funds agree to be bound by all the terms and conditions contained in said Custody Agreement:

Carillon Chartwell Income Fund
Carillon Chartwell Mid Cap Value Fund
Carillon Chartwell Short Duration Bond Fund
Carillon Chartwell Short Duration High Yield Fund
Carillon Chartwell Small Cap Growth Fund
Carillon Chartwell Small Cap Value Fund

CARILLON SERIES TRUST

By:	/s/ Susan Walzer
Name: Susan Walzer
Title: President
Date: June 28, 2022

UMB BANK, N.A.

By:	/s/ Amy Small
Name: Amy Small
Title: Executive Vice President
Date: June 28, 2022